Exhibit 10.40
Performance Share Award

DATE:    <<Date>>, 2024

TO:    «Name»

Here are the details for your Performance Share Award:

        Date of Grant -                         February 9, 2024
        The Performance Period is the [three]-year period -            2024-2026
        Your target Performance Share Award at the 100% level -     «# of Shares» Shares

The actual Performance Shares to be paid to you, if any, will be derived from the Performance Share Payout Table included in this Award agreement.

Your Performance Share Award is subject to all the terms and provisions of the Dover Corporation (“Dover”) 2021 Omnibus Incentive Plan (“Plan”), which terms and provisions are expressly incorporated into and made a part of the Award as if set forth in full herein.  Capitalized terms used but not defined herein have the meanings ascribed to them in the Plan. A copy of the Plan can be found at www.dovercorporation.com, in the Investor Information area, under SEC Filings, in the Proxy Statement filed on March 18, 2021, Appendix A.
In addition, your Performance Share Award is subject to the following:
1.     The Performance Share Award will be eligible to vest based on Dover’s TSR Ranking, as set forth in the Performance Share Payout Table included in this Award agreement, and if the other conditions of your Performance Share Award are satisfied. To the extent earned based on Dover's TSR Ranking, Dover will issue you shares of Common Stock in respect of the Performance Share Award no later than two and one-half months following the end of the Performance Period. In order to receive shares of Common Stock in respect of your Performance Share Award, you must remain employed in good standing with Dover or one of its Affiliates until the end of the Performance Period, except as otherwise provided in the Plan. For any Section 16 Person, Dover will issue shares of Common Stock for the vested Performance Share Award less a number of shares of Common Stock in respect of applicable tax withholding.

2.      A summary of the components of the Dover’s TSR Ranking is set forth in the Definitions Section included in this Award agreement.

3.      As a condition of receiving your Performance Share Award, you agree to be bound by the terms and conditions of Dover’s Anti-hedging and Anti-pledging Policy (which is part of Dover’s Securities Trading Policy) and by Dover’s Clawback Policy, as such policies may be in effect from time to time.  The Anti-hedging and Anti-pledging Policy prohibits hedging or pledging any Dover equity securities held by you or certain designees, whether such Dover securities are, or have been, acquired under the Plan, another compensation plan sponsored by Dover, or otherwise.  Please review the Anti-hedging and Anti-pledging Policy to make sure that you are in compliance.  You may obtain a copy of the current version of the Anti-hedging and Anti-pledging Policy, and the Clawback Policy, by contacting the Benefits Department at 630-541-1540.

4.      For Non-US Employees, your Performance Share Award is subject to the terms and conditions of the Addendum for Non-US Employees.

5.      Your Performance Share Award is not transferrable by you other than by will or the laws of descent and distribution and in accordance with the applicable terms and conditions of the Plan.

6.       Dover reserves the right to amend, modify, or terminate the Plan at any time in its discretion without notice.

Performance Share Payout Table

Dover’s TSR Ranking for Performance Period	Payout (% of target)
90th Percentile or above	300%
75th Percentile	200%
50th Percentile	100%
25th Percentile	50%
Below 25th Percentile	0%

If Dover’s TSR Ranking for the Performance Period is between two of the levels set forth in the table above, the Payout percentage will be determined using linear interpolation. In the event Dover’s TSR for the Performance Period is negative, the Payout percentage will not exceed 100%.

Definitions

For purposes of this Award, the terms below have the following meanings:

Beginning Stock Price: The closing price of a share of stock, as reported in transactions on the applicable stock exchange or market, on the trading day immediately prior to the first trading day of the Performance Period.

Change in Stock Price: The Ending Stock Price minus the Beginning Stock Price.

TSR: (Change in Stock Price + Dividends Paid)/Beginning Stock Price

Dividends Paid: The total of all dividends paid on one share of stock during the Performance Period, provided that dividends will be treated as though they are reinvested on the date the dividend is paid.

Ending Stock Price: The average closing price of a share of stock, as reported in transactions on the applicable stock exchange or market, during the last 30 trading days of the Performance Period.

Peer Group: The companies in the S&P 500 Industrials Sector; provided, that (i) the Peer Group will not include any company that is not publicly traded (i.e., has no ticker symbol) at the end of the Performance Period; (ii) the performance of the surviving entities will be used in the event there is a combination of any of the Peer Group companies during the Performance Period; and (iii) no new companies will be added to the Peer Group during the Performance Period (including a company that is not a Peer Group member which acquires a member of the Peer Group).  Notwithstanding the foregoing, the Dover Compensation Committee may disregard any of these guidelines when evaluating changes in the membership of the Peer Group during the Performance Period in any particular situation, as it deems reasonable in the exercise of its discretion.

TSR Ranking: The percentage of companies in the Peer Group that have a lower TSR for the Performance Period than Dover.